Exhibit 99.1

BitMine Immersion Technologies, Inc. Announces the Addition of John Kelly to its Board of Directors

Atlanta, January 17, 2024 - BitMine Immersion Technologies, Inc. ("BitMine" or "the Company") (OTCQX: BMNR) is pleased to announce that it has added John Kelly to its Board of Directors.

Mr. Kelly has started numerous successful businesses in Heavy Construction, Site Development, Real Estate Development, Car Dealership construction, and Bitcoin Mining Site development. He has helped develop over 100 Car Dealerships, has owned and constructed over 3 million square feet of industrial buildings, and has overseen the construction of over 10,000 individual housing units. His clients include Amazon, Siemens, RK Centers, Group1 Automotive, and Eversource. He is currently President or Principal of three separate companies, including Rykor Energy Solutions. Rykor Energy Solutions produces a proprietary immersion datacenter primarily used for Bitcoin Mining. Mr. Kelly is a principal of ROC Digital Mining Manager, LLC, which manages ROC Digital Mining I, LLC, hosting and mining enterprise in which the Company is a major investor. Mr. Kelly is very qualified to serve on the board given his deep understanding of the construction and engineering which goes into the development and maintenance of a Bitcoin Mining site. Furthermore, he designed and developed his own immersion datacenter product, which will provide valuable insight to the company. Mr. Kelly holds numerous Contractor licenses related to Industrial, Commercial, and Residential Construction. Mr. Kelly graduated from Boston College in 1991 with a degree in Political Science.

Jonathan Bates, BitMine CEO, was quoted as saying, “I have known John for almost two years, and he is a very bright businessman and entrepreneur, and his career accomplishments speak for themselves. We look forward to his guidance in many areas, but especially Bitcoin site development and immersion datacenter development and deployment.”

About BitMine Immersion Technologies, Inc.

BitMine is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique where computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering operating expenses and increasing yield. BitMine's operations are located in low-cost energy regions in Trinidad, Pecos, Texas, and Murray, Kentucky.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine's control, including those set forth in the Risk Factors section of BitMine's filed with the Securities and Exchange Commission (the "SEC") on December 14, 2023 and any other SEC filings, as amended or updated from time to time. Copies of BitMine's filings with the SEC are available on the SEC's website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates, Chairman and CEO
info@bitminetech.io